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                                                                 EXHIBIT 23(b)



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-103704) and related Prospectus of Aon Corporation for the registration of $225,000,000 of 7.375% senior notes due 2012 and to the incorporation by reference therein of our report dated February 12, 2003 with respect to the consolidated financial statements and the related financial statement schedules of Aon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP


Chicago, Illinois
April 17, 2003